Exhibit 5.1

November 19, 2020

Ormat Technologies, Inc.

6140 Plumas Street

Reno, NV 89519

Ladies and Gentlemen:

We have acted as New York counsel to Ormat Technologies, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the issuance and sale of up to 4,772,500 shares of common stock, par value $0.001 per share (the “Shares”), by the Company, including up to 622,500 Shares that may be sold upon exercise of the underwriters’ option to purchase additional Shares. The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2020 (Registration No. 333-250110) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated November 16, 2020 (the “Base Prospectus”) and a prospectus supplement dated November 18, 2020 filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated November 18, 2020 between the Company and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issuance of the Shares. In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Underwriting Agreement;

(d)

a copy of the Company’s Amended and Restated Certificate of Incorporation, dated November 6, 2019 (the “Certificate of Incorporation”), filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K dated March 2, 2020 (the “Company’s 2019 Annual Report”);

(e)	a copy of the Company’s Amended and Restated By-laws, dated November 6, 2019 (the “By-laws”), filed as Exhibit 3.2 to the Company’s 2019 Annual Report;

(f)	the form indenture pursuant to which the Company’s Debt Securities are to be issued (the “Indenture”), filed as Exhibit 4.1 to the Registration Statement;

(g)	a copy of the resolutions of the Company’s board of directors (the “Board”) adopted on November 3, 2020;

(h)	a copy of Resolutions of the Pricing Committee of the Company’s Board adopted on November 18, 2020;

(i)

a certificate dated the date hereof of the Secretary of the Company, certifying as to the name, title and incumbency of officers of the Company signing the Underwriting Agreement or other documents in connection therewith; and

(j)	a certificate of the Delaware Secretary of State dated November 16, 2020 certifying the good standing of the Company under the laws of the State of Delaware.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed. In addition, in rendering the opinions expressed below, we have assumed that the Shares will be executed and countersigned by the transfer agent or registrar therefor and issued by the Company as contemplated in the Registration Statement.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the Underwriting Agreement against the payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 19, 2020 and its incorporation by reference into the Registration Statement and to the reference to our firm as counsel for the Company under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

CJD/RB/TZ/LA/AA

3